As filed with the Securities and
Exchange Commission on August 30, 2000               Registration No. 333-34034
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                 AMENDMENT NO. 1
                                   TO FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                                NETCURRENTS, INC.
             (Exact name of Registrant as specified in its charter)


              DELAWARE                                     95-4233050
   (State or other jurisdiction of                      (I.R.S. Employer
   incorporation or organization)                      Identification No.)

    9720 WILSHIRE BOULEVARD, SUITE 700, LOS ANGELES, CA 90212 (310) 860-0200 (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                                  -------------
                                   IRWIN MEYER
                             CHIEF EXECUTIVE OFFICER
                                NETCURRENTS, INC.
            9720 WILSHIRE BOULEVARD, SUITE 700, LOS ANGELES, CA 90212
                                 (310) 860-0200


            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                                  -------------
                                   Copies to:
                              JULIE M. KAUFER, ESQ.
                    TROOP STEUBER PASICH REDDICK & TOBEY, LLP
                       2029 CENTURY PARK EAST, 24TH FLOOR
                          LOS ANGELES, CALIFORNIA 90067
                                 (310) 728-3313


     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
=================  ============  ================  =================  =================
                                 Proposed Maximum  Proposed Maximum
 Title Of Shares   Amount To Be   Aggregate Price      Aggregate          Amount Of
to be Registered    Registered     Per Share(1)    Offering Price(1)  Registration Fee
-----------------  ------------  ----------------  -----------------  -----------------
  Common Stock       5,698,000        $9.4375         $53,774,875        $14,196.57
=================  ============  ================  =================  =================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average high and low prices of Registrant's Common Stock reported on the Nasdaq SmallCap Market on March 30, 2000.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                                5,698,000 SHARES

                                NETCURRENTS, INC.

                                  COMMON STOCK

     The parties listed in this prospectus under the caption "Selling Security Holders" may from time to time offer and sell up to 5,698,000 shares of our common stock.

     The selling security holders may offer their shares through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from this offering.


     Our common stock is publicly traded on the Nasdaq SmallCap Market under the symbol "NTCS." On August 28, 2000, the closing bid price for the common stock on the Nasdaq SmallCap Market was $2.06.


     AN INVESTMENT IN THESE SECURITIES IS RISKY. YOU SHOULD ONLY PURCHASE THESE SHARES IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE COMMON STOCK BEING SOLD WITH THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The information in this prospectus is not complete and may be changed. The Selling Security Holders may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a Registration Statement on Form S-3 with respect to this offering of our common stock. This prospectus only constitutes part of the Registration Statement and does not contain all of the information set forth in the Registration Statement, its exhibits and its schedules.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for additional information on the public reference rooms. We are also listed on the Nasdaq SmallCap Market. Our periodic reports, proxy statements and other information can be inspected at the offices of Nasdaq at 1735 K Street, NW, Washington, DC, 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them. This prospectus incorporates important business and financial information about us, which is not included in or delivered with this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference:


          (1) Our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000;

          (2) Our Transition Report on Form 10-KSB for the six-months ended December 31, 1999;


          (3)  Our Definitive Proxy Statement filed on November 17, 1999;

          (4) Our Current Report on Form 8-K, filed on February 4, 2000 (reporting Item 8);


          (5) Our Current Report on Form 8-K/A filed on March 6, 2000 (reporting Item 7);


          (6)  Our Current Report on Form 8-K, filed on March 9, 2000 (reporting
               Item 5);


          (7) The description of our common stock contained in our Registration Statement on Form 8-A filed on September 9, 1996; and

          (8) Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until all of the shares offered by the Selling Security Holders have been sold.


     You may obtain a copy of these filings without charge by writing or calling us at:

                                NetCurrents, Inc.
            9720 Wilshire Boulevard, Suite 700, Los Angeles, CA 90212
              Attention: Arthur Bernstein, Executive Vice President
                                 (310) 860-0200

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus or the documents we have incorporated by reference is accurate as of any date other than the date on the front of those documents.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties that address:

     o    trends affecting our financial condition or results of operations;

     o    the impact competition has on our business;

     o    our strategies concerning the expansion of our operations; and

     o our plans to integrate our most recent acquisition and grow the business we acquired.

     These forward-looking statements may be found in "Prospectus Summary," "Risk Factors," "Use of Proceeds" and elsewhere in this prospectus. In some cases you can identify forward-looking statements by terminology including "believes," "anticipates," "expects," "estimates," "may," "will," "should," "could," "plans," "predicts," "potential," "continue," or similar terms.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. These factors include those listed under "Risk Factors" and elsewhere in this prospectus. We undertake no duty to update any of the forward-looking statements after the date of this prospectus, even if new information becomes available or other events occur in the future. All forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary notice.

                               PROSPECTUS SUMMARY

     THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS, INCLUDING THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS CONTAINED IN THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE.

OUR COMPANY

     We are a highly specialized company providing services designed to assist corporations in the management of Internet information.

     In December 1999, our shareholders approved the change in our company's name from "IAT Resources Corporation" to "NetCurrents, Inc." ("NetCurrents") (NASDAQ:NTCS) and also approved the merger (the "Merger") of NetCurrents Services, Inc. ("NC Services") (previously known as Infolocity, Inc.) with and into us, pursuant to an Amended and Restated Agreement and Plan of Merger dated as of November 1, 1999. The effective date of the Merger was December 22, 1999. Through our wholly-owned NC Services subsidiary, we have developed a proprietary search technology designed to search for, identify, extract, analyze and deliver specific information derived form the Internet. This information is obtained using NC Services' proprietary real-time search engine and includes data from a wide range of sources on the Internet including: portals, web sites, discussion groups and message boards. Once the data is delivered, it is analyzed, formatted and made available in a variety of digital and graphical forms to our clients. The data has significant value to our clients in their decision-making processes and business planning. In September 1999, NC Services filed business application patents for its FIRST (Fast Internet Real Time Search Technology).

     Our existing clients include public and private companies. We believe our prospective clients may also include stock exchanges, government agencies and other organizations. We are focusing on the business-to-business segment, which we believe to be the fastest growing Internet market.

OUR INTERNET SERVICES PROVIDED THROUGH NC SERVICES

     Using proprietary, real-time technology, NC Services scans thousands of targeted Internet locations in minutes. Our staff of trained Internet strategists provides clients with comprehensive qualitative analysis and professional counsel. Designed to meet their specific criteria, our products assist clients in the critical management of information found on the Internet.

INVESTORFACTS

     Our InvestorFacts service provides clients up to the minute, real-time notification of an extensive range of online information to assist them in minimizing the negative impact of fraudulent data or misinformation. Our proprietary search technology constantly monitors over 50,000 targeted Internet locations, message boards, e-publications and newsgroups based on specifically defined search terms selected by each client. Clients receive alert notifications indicating that a specified event has occurred whenever specific criteria have been met. We provide this information on a secure MyNetCurrents Portal available only to the client. InvestorFacts is designed to provide clients with an understanding of how the online community perceives their company, stock, executives, products and services.

CYBERFACTS

     As with InvestorFacts, CyberFacts tracks and monitors more than 50,000 message boards, e-publications, newsgroups and Internet locations. Our CyberFacts program includes a limited alert service. Our Internet strategists filter and prioritize the information and assemble the postings to meet the clients' predetermined requirements. Internet strategists identify and categorize information, and this information is used by the Company's clients as needed.

CYBERPERCEPTIONS

     CyberPerceptions is our most sophisticated service to date, which includes unique features and extensive reporting. Our CyberPerceptions' service permits clients to select five notification criteria for alerts, customize the frequency and range of their regular reporting, participate in a monthly strategy session with key our Internet strategists, and receive monthly Competitive Intelligence reporting on two of the client's competitors or topics or interest, all in addition to the basic CyberFacts features. Our Internet strategists track the overall reach of the client's company, products, or brands compared to competitors. CyberPerceptions clients have the added option of subscribing to Strategic Information Dissemination, Emergency Task Force services, or additional Competitive Intelligence reporting at special rates as needed.

CYBERPROFILE

     CyberProfile assists companies in determining when an individual is attempting to manipulate a stock price or influence company perceptions. Through evaluation of anonymous postings on the Internet CyberProfile assists companies in combating stock manipulation, dissemination of misinformation and negative perceptions. Using a series of predetermined criteria in accessing our proprietary database, CyberProfile correlates the configuration and patterns of individuals who post potentially damaging fraudulent and erroneous information on the Internet.

SPECIAL SERVICES

     The Company offers clients additional services on an "as needed" basis.

OUR OTHER SERVICES AND PRODUCTS

     In addition, as part of our expansion into Internet technology development and integration, we have identified and made small investments in early and expansion stage companies which we believe have unique Internet-based hardware and/or software applications and which show promise as catalysts in the Internet and online commerce industries. For example, in early 1999, we purchased 150,000 shares of common stock of flowersandgifts.com, and 100,000 shares of common stock of Pacific Softworks, Inc. (43,000 shares of which we subsequently sold), a licensor of Internet-related software and related software development tools, which completed an initial public offering in June, 1999. We also have warrants to purchase up to an additional 100,000 shares of Pacific Softworks' common stock.

     In 1999, we changed our name to IAT Resources Corporation, after having previously operated under the name The Producers Entertainment Group Ltd. for approximately eight years. In December 1999, we changed our name to NetCurrents, Inc. Historically, we acquired, developed, produced and distributed dramatic, comedy, documentary and instructional television series and movies and theatrical motion pictures. However, in 1999 we redirected our core business toward the Internet and technology industry.

     While operating as The Producers Entertainment Group, in July 1998, we acquired MWI Distribution, Inc., which does business under the name MediaWorks International. MediaWorks International continues to distribute television and video programming in the international market, concentrating on children's and family programming and animation.

OUR STRATEGY

     Our long-term strategic plan is to become the acknowledged global authority and pre-eminent supplier of Internet-based information, analysis and strategic support. We will also evaluate horizontal and vertical acquisitions that have synergistic benefits to our strategic plan.

     The underlying concept of our strategic plan is to offer business-to-business services that will be driven by our proprietary technologies and whose functionality is a product of the search for, identification, extraction, analysis and delivery of specific information derived from thousands of targeted Internet locations in real time, 24 hours a day, seven days a week. Our Internet strategists use this data to create confidential reports and analyses that are integrated and made available on a customized, secure portal on a regular basis, as well as in the provision of strategic support services. In addition, we intend to explore various vertical markets where our combined technology, analytical tool set and strategic support can provide incremental value to prospective clients. We will continue to obtain search information by utilizing our proprietary search engine, and any enhancements or new software will be developed by our research and development team.

CORPORATE INFORMATION

     Our executive offices are located at 9720 Wilshire Boulevard, Suite 700, Beverly Hills, California 90212. Our telephone number is (310) 860-0200. Our NC Services subsidiary's offices are located at 1350 Old Bayshore Highway, Suite 30, Burlingame, California 94010. NC Services' phone number is 650-401-3200. Information on our web site does not constitute part of this prospectus.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

RISKS RELATED TO OUR BUSINESS


WE ACQUIRED NC SERVICES IN DECEMBER 1999. IF WE FAIL TO GROW THE NC SERVICES BUSINESS OUR BUSINESS AND FINANCIAL CONDITION COULD SUFFER.

     We acquired NC Services in December 1999 to expand our core business into the Internet industry and provide us with further opportunities to promote synergistic business relationships among other Internet companies. However, we cannot be certain that our acquisition of NC Services will enable our business to realize a higher rate of growth.

     We announced our intention to expand our business in the Internet and electronic commerce industries in February 1999, and we have changed our core television production business to Internet technology services, primarily through our acquisition of NC Services. These industries are new, highly speculative and involve a substantial degree of risk. Since we are in an early stage of development in these rapidly evolving industries, our prospects are difficult to predict and could change rapidly and without warning. You must consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in the early stages of developing and expanding their business, particularly companies in the new and rapidly evolving Internet technology and online commerce markets. These risks include, but are not limited to, the inability to attract key personnel knowledgeable in the Internet markets, the inability to respond promptly to changes in a rapidly evolving and unpredictable business environment and the inability to manage potential growth. To address these risks, we must, among other things:

     o    successfully implement new business plans and marketing strategies;

     o    respond to competitive developments; and


     o    attract and retain qualified personnel.

WE MAY NOT BE SUCCESSFUL IN ENTERING THE INTERNET AND ONLINE COMMERCE FIELDS SINCE WE HISTORICALLY NEVER HAVE OPERATED IN THESE BUSINESSES. OPERATING IN THESE BUSINESSES WILL ALSO REQUIRE SUBSTANTIAL WORKING CAPITAL.


     The Internet market segments are relatively new business ventures for us, and are businesses in which we have not historically operated. In addition, our new business strategy, will require substantial working capital. We will continue to spend substantial funds to market and expand our new business and to expand our existing management team with additional experienced Internet personnel. We cannot assure you that we will be successful in any of these areas.


FUTURE ACQUISITIONS INVOLVE RISKS FOR US.

     We intend to evaluate future acquisitions of complementary product lines and businesses as part of our business strategy. Any future acquisitions may result in potentially dilutive issuances of equity securities, the use of our cash resources, the incurrence of additional debt and increased goodwill, intangible assets and amortization expense, which could negatively impact our profitability. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of the operations and products of the acquired companies, the diversion of management's attention from other business concerns, risks of entering markets in which we have no or limited direct prior experience, and the potential loss of key employees of the acquired company.

WE HAVE A HISTORY OF LOSSES AND MAY NOT BE PROFITABLE IN THE FUTURE.


     We have a history of revenues and losses as follows:

                                                 Revenues          Losses

     Year ended June 30, 1997                    $5,521,441        $4,592,145

     Year ended June 30, 1998                    $22,369,511       $1,411,916

     Year ended June 30,1999                     $2,991,953        $2,722,239

     Six months ended December 31,1999           $342,985          $4,724,582

     Six months ended June 30, 2000              $612,780          $3,938,795

(without giving effect to the payment in 1997, 1998, 1999 and 2000 of dividends of $425,000 annually, on the Series A Preferred Stock and payment in 1999 of dividends of $66,250 on the Series E Preferred Stock and payment in the six months ended June 30, 2000 of dividends of $22,250 on the Series G Preferred Stock). As of June 30, 2000, we had an accumulated deficit of ($33,517,942). If the cash we generate from our operations cannot sufficiently fund possible future operating losses, we may need to raise additional funds. Additional financing may not be available in amounts or on terms acceptable to us, if at all.

OUR FUTURE OPERATING RESULTS MAY FLUCTUATE AND ARE UNPREDICTABLE. IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, THE MARKET PRICE OF OUR SECURITIES MAY DECLINE SIGNIFICANTLY.


     Our limited operating history in the Internet and online commerce industries makes it difficult to forecast accurately our revenues, operating expenses and operating results. As a result, we may be unable to adjust our spending in these areas in a timely manner to compensate for any unexpected revenue shortfall.


BECAUSE OF THE LIMITED BARRIERS TO ENTRY IN THE INTERNET INDUSTRY, COMPETITION IN THESE MARKETS IS INTENSE. IF WE ARE UNABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE COMPETITORS THAT ENTER THESE MARKETS, OUR REVENUES AND OPERATING RESULTS COULD BE IMPAIRED.


     The Internet markets are new, rapidly evolving and intensely competitive, and we expect that competition could further intensify in the future. Barriers to entry are limited, and current and new competitors can launch web sites and other similar businesses at a relatively low cost. Many of our current and potential competitors have longer operating histories and significantly greater financial, marketing and other resources than us. Increased competition may result in reduced operating margins and loss of market share.

     We have not yet determined whether we will be able to compete successfully against our current and future competitors. Further, as a strategic response to changes in the competitive environment, we may from time to time make marketing decisions or acquisitions that could adversely affect our business, prospects, financial condition and results of operations.

OUR GROWTH AND OPERATING RESULTS WILL BE IMPAIRED IF THE INTERNET AND ONLINE COMMERCE INDUSTRIES DO NOT CONTINUE TO GROW.

     Our growth and operating results depend in part on widespread acceptance and use of the Internet as a point of convergence in the telecommunications, entertainment and technology industries, as well as on continued consumer acceptance and use of the Internet for purposes of chat rooms and other forms of communication. These practices are at an early stage of development, and demand and market acceptance are uncertain.

     The Internet may not become a viable medium for telecommunications, entertainment and technology convergence or a healthy commercial marketplace due to inadequate development of network infrastructure and enabling technologies that address the public's concerns about:

          o    network performance;

          o    reliability;

          o    speed of access;

          o    ease of use; and

          o    bandwidth availability.

     In addition, the Internet's overall viability could be adversely affected by increased government regulation. Changes in or insufficient availability of telecommunications or other services to support the Internet could also result in slower response times and adversely affect general usage of the Internet. Also, negative publicity and consumer concern about the security of transactions conducted on the Internet and the privacy of users may also inhibit the growth of commerce on the Internet.

BURDENSOME GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD IMPAIR OUR RESULTS OF OPERATIONS.

     It is possible that a number of laws and regulations may be adopted concerning the Internet, relating to, among other things:

          o    user privacy;

          o    content;

          o    copyrights;

          o    distribution;

          o    telecommunications; and

          o    characteristics and quality of products and services.

     The adoption of any additional laws or regulations may decrease the popularity or expansion of the Internet. A decline in the growth of the Internet could decrease demand for our services and increase our cost of doing business. The application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could also harm our business.

OUR OUTSTANDING OPTIONS AND WARRANTS MAY DILUTE OUR STOCKHOLDERS' INTERESTS AND COULD HINDER US FROM OBTAINING ADDITIONAL FINANCING.


     As of June 30, 2000, we had outstanding options and warrants to purchase a total of 11,255,747 shares of common stock. To the extent that these outstanding options and warrants are exercised, our stockholders' interests will be diluted. Also, we may not be able to obtain additional equity capital on terms we like, since the holders of the outstanding options and warrants will likely exercise them at a time when we may be able to obtain such capital on better terms than those in the options and warrants.


THE CONVERSION OF OUR CONVERTIBLE PREFERRED STOCK MAY DILUTE OUR STOCKHOLDERS' INTERESTS AND COULD HINDER US FROM OBTAINING ADDITIONAL FINANCING.


     As of June 30, 2000, we have issued and outstanding 1,000,000 shares of our Series A Preferred Stock, 50,000 shares of our Series D Preferred Stock, 50,000 shares of our Series F Preferred Stock and 30 shares of our Series G Preferred Stock. At our option, we can pay the dividends on our Series A Preferred Stock in cash or in shares of common stock. No dividends are currently due on the Series C Preferred Stock. We are not required to pay dividends on the Series F Preferred Stock; however, we are required to pay dividends on our Series G Preferred Stock.


     Holders of our convertible preferred stock could convert their shares into common stock at any time in the future. To the extent all of the shares of our outstanding convertible preferred stock are converted into common stock, our common stockholders' interests will be diluted. Since these shares of common stock will be registered for sale in the marketplace, future offers to sell such shares could potentially depress the price of our common stock. In the future, this could make it difficult for us or our stockholders to sell the common stock. Also, we may have problems obtaining additional equity capital on terms we like, since we can expect the holders of our convertible preferred stock to convert their shares into common stock at a time when we would be able to obtain any needed capital on more favorable terms than those of the convertible preferred stock.


STOCK PRICES OF INTERNET-RELATED COMPANIES HAVE FLUCTUATED WIDELY IN RECENT MONTHS AND THE TRADING PRICE OF OUR SECURITIES IS LIKELY TO BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES TO INVESTORS.


     As a result of our recent expansion into Internet and online commerce, the trading price of our securities could become more volatile and could fluctuate widely in response to factors including the following, some of which are beyond our control:

     o    variations in our operating results;

     o announcements of technological innovations or new services by us or our competitors;

     o changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;

     o changes in operating and stock price performance of other Internet-related companies similar to us;

     o    conditions or trends in the Internet and technology industries;

     o    additions or departures of key personnel;

     o    future sales of our common stock; and

     o    acceptance by the market of our acquisition of NC Services.


     Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our common stock and redeemable warrants.


TAKEOVER EFFORTS COULD BE DETERRED AS A RESULT OF OUR RIGHT TO ISSUE PREFERRED STOCK IN THE FUTURE AND CERTAIN PROVISIONS IN OUR CERTIFICATE OF INCORPORATION.


     Our Certificate of Incorporation permits our Board of Directors to issue up to 20,000,000 shares of "blank check" Preferred Stock, of which we have issued 4,304,375 shares of Preferred Stock. Our Board of Directors also has the authority to determine the price, rights, preferences, privileges and restrictions of those shares without any further vote or action by our stockholders. If we issue additional preferred stock with voting and conversion rights, the rights of our common stockholders could be adversely affected by, among other things, the loss of their voting control to others. Any additional issuances could also delay, defer or prevent a change in our control, even if these actions would benefit our stockholders.


     Additionally, provisions of Delaware law and our Certificate of Incorporation could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

WE HAVE NEVER PAID DIVIDENDS ON OUR COMMON STOCK. WE PAY ANNUAL CASH OR STOCK DIVIDENDS ON SOME OF OUR PREFERRED STOCK.


     We have never paid cash dividends on our common stock and we do not expect to pay these dividends in the foreseeable future. Holders of our Series A Preferred Stock are entitled to annual dividends of 8 1/2% (aggregating $425,000 annually, in cash or stock at our option, assuming no conversion). Holders of our Series C Preferred Stock are entitled to dividends of 8% annually, so long as we have net income in excess of $1,000,000 in the applicable fiscal year. We pay these dividends quarterly, in cash or in shares of our common stock. Beginning January 1, 2000, holders of our Series G Preferred Stock were entitled to dividends of $60 per year per share of Series G Preferred Stock, payable quarterly. For the foreseeable future, we anticipate that we will retain all of our cash resources and earnings, if any, for the operation and expansion of our business, except to the extent required to satisfy our obligations under the terms of the Series A Preferred Stock, Series C Preferred Stock and Series G Preferred Stock.

SALES OF ADDITIONAL SHARES OF OUR COMMON STOCK INTO THE PUBLIC MARKET MAY CAUSE OUR STOCK PRICE TO FALL.


     If we or our stockholders sell substantial amounts of our common stock (including shares issued upon the exercise of outstanding options and warrants or upon the conversion of shares of our convertible preferred stock) in the public market, the market price of our common stock could fall. As of June 30, 2000, we had outstanding 32,029,653 shares of our common stock. The unregistered common stock and the common stock held by our officers and directors are "restricted" securities, as that term is defined by Rule 144 under the Securities Act. In the future, these restricted securities may be sold only in compliance with Rule 144 or if they are registered under the Securities Act or under an exemption. Generally, under Rule 144, each person who holds restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions an amount of shares which does not exceed the greater of 1% of our then-outstanding shares of common stock, or the average weekly volume of trading of our common stock as reported during the preceding four calendar weeks. A person who has not been an affiliate of ours for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years can sell such shares under Rule 144 without regard to any of the limitations described above. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, may adversely affect the prevailing market price for our common stock and could impair our ability to raise capital through a public offering of equity securities.

     In addition, as of June 30, 2000, holders of options and warrants may acquire approximately 11,255,747 shares of common stock and holders of shares of our Series A Preferred Stock, Series C Preferred Stock, Series F Preferred Stock and Series G Preferred Stock may acquire shares of common stock at various conversion rates.

NASDAQ COULD DELIST OUR COMMON STOCK, REDEEMABLE WARRANTS AND/OR SERIES A PREFERRED STOCK, WHICH COULD MAKE IT MORE DIFFICULT FOR SHAREHOLDERS AND POTENTIAL SHAREHOLDERS TO SELL OR OBTAIN QUOTATIONS AS TO THE PRICE OF OUR COMMON STOCK, REDEEMABLE WARRANTS AND/OR SERIES A PREFERRED STOCK.


     In order to continue to be listed on Nasdaq, we must meet the following requirements:

     o net tangible assets of at least $2,000,000, or a market capitalization of $35,000,000 or $500,000 in net income for two of the last three years;

     o    a minimum bid price of $1.00;

     o    two market makers;

     o    300 stockholders;

     o at least 500,000 shares in the public float or a minimum market value for the public float of $1,000,000; and

     o    compliance with certain corporate governance standards.


     If we cannot satisfy Nasdaq's maintenance criteria in the future, Nasdaq could delist our common stock and/or redeemable warrants. In the event of delisting, trading, if any, would be conducted only in the over-the-counter market in the so-called "pink sheets" or the NASD's Electronic Bulletin Board. As a result of any delisting, an investor would likely find it more difficult to sell or obtain quotations as to the price of our common stock and/or redeemable warrants.

WE MAY BE EXPOSED TO CONTINGENT LIABILITY ARISING FROM OUR FAILURE TO MAINTAIN AN EFFECTIVE REGISTRATION STATEMENT COVERING THE REDEEMABLE WARRANTS AND UNDERLYING COMMON STOCK.


     We initially registered the issuance of the redeemable warrants and the offer to purchase the shares of common stock issuable upon exercise of the redeemable warrants with the SEC though the filing of a registration statement in 1996. Until this registration we did not update the registration statement with current information. Until such time as this post-effective amendment is declared effective, the redeemable warrants may not be exercised. A warrant holder may claim that our failure to maintain an effective registration statement covering the exercise of the redeemable warrants for the period of time that the price of our common stock exceeded the cost associated with the exercise of the warrants constituted a breach of their Warrant Agreement. If all warrant holders made this assertion, which we believe has no legal basis based on federal case law, the amount of damages they could allege, may aggregate up to $9.5 million, which represents the difference between the highest closing trading price of the common stock ($11.06) which occurred on March 27, 2000, and the cash exercise price ($5.25), multiplied by the number of outstanding warrants divided by three - as three warrants need to be tendered in addition to the cash exercise price in order to receive one share of common stock. However, a warrant holder who was unable to realize $5.81 by tendering three warrants and $5.25, in cash to the Company, could have on March 27, 2000, sold those three warrants and realized $6.27, thereby eliminating any lost opportunity, since the warrants publicly trade on the Nasdaq Small Capital Market.

     Accordingly, we also believe that this opportunity to mitigate any damages incurred by a warrant holder resulting from an inability to exercise his or her warrants further diminishes the likelihood of a successful claim for any damages by a warrant holder.

     The Company does not believe that the warrant holders, or any warrant holder, would be successful in this claim in light of the fact that no warrant holder complied with the contractual obligations to exercise their redeemable warrants and no warrant holder ever indicated to us or our transfer agent a desire to exercise his or her warrants.

     Our failure to maintain an effective registration statement covering the exercise of the warrants also may constitute a violation of Section 5 of the Securities Act of 1933, as amended. A violation of Section 5 of the Securities Act may give a warrant holder who exercised warrants the right for some period of time up to one year, to demand rescission of that exercise in which event the warrant holder would be required to return to us the shares of common stock acquired upon exercise and we would return to the warrant holder the warrants tendered and the cash exercise price previously paid. Rescission would result in no proceeds to the Company from the warrant offering and no damages to the Company except for minimal transactional costs associated with the rescission.

     As of the date of this prospectus, we are not aware of any claims for damage or rescission.


WE HAVE OUTSTANDING WARRANTS THAT TRADE ON NASDAQ, AND THE COMMON STOCK UNDERLYING THESE WARRANTS ARE NOT CURRENTLY FREELY TRADABLE.


     We have issued and outstanding common stock purchase warrants that trade on the Nasdaq SmallCap Market under the symbol "NTCSW." We initially registered the shares of common stock underlying these warrants with the SEC through the filing of a registration statement. However, until March 28, 2000, we had not updated the registration statement with current information. As a result, upon exercise of the warrants, the underlying shares of common stock will not be freely tradable until the post-effective amendment to the registration statement has been declared effective by the SEC. Until the post-effective amendment is declared effective, the underlying shares will be restricted securities under U.S. federal and applicable state laws, and may not be transferred, sold or otherwise disposed of in the United States except as permitted under U.S. federal and state securities laws, pursuant to exemption from registration. The warrant holders should be prepared to hold the shares of common stock issuable upon exercise of the warrants for an indefinite period of time.


IF THE SOFTWARE, HARDWARE, COMPUTER TECHNOLOGY AND OTHER SYSTEMS AND SERVICES THAT WE USE ARE NOT YEAR 2000 COMPLIANT, OUR OPERATING RESULTS COULD BE IMPAIRED.

     Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the recent change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     We have assessed our hardware and software systems and we believe that our systems correctly define the year 2000. We have also assessed the embedded system contained in our leased equipment, which we believe to be Year 2000 compliant.

     In addition, we have received information from our key vendors and customers with respect to their significant Year 2000 exposures that would have a material effect on us. The financial impact on us of such third parties not achieving high levels of Year 2000 readiness cannot be estimated with any degree of accuracy. In the area of business continuity, technological operations dependent in some way on one or more third parties, the situation is much less in our ability to predict or control. In some cases, third party dependence is on vendors who are themselves working toward solutions to Year 2000 problems. In other cases, third party dependence is on suppliers of products and services to ascertain the state of Year 2000 readiness of significant third parties. We are taking steps to attempt to ensure that the third parties on which we are heavily reliant are Year 2000 ready, but cannot predict the likelihood of such compliance nor the direct and indirect costs of non-readiness by those third parties or of securing such services from alternate third parties. We are not yet aware of any Year 2000 issues relating to third parties with which we have a material relationship. If such critical third party providers experience difficulties resulting in disruption of service to us, a shutdown of our operations at individual facilities could occur for the duration of the disruption.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the Selling Security Holders' shares in this offering. All proceeds from the sale of these shares will be for the accounts of the Selling Security Holders described below. See "Selling Security Holders."

                            SELLING SECURITY HOLDERS

     The following table sets forth the names of the Selling Security Holders and the maximum amount of Common Stock that may be offered for the accounts of the Selling Security Holders under this prospectus. The addresses of the Selling Security Holders are in our care unless identified otherwise.

                                                                 Number of
                                                Number of        Shares of                      Percentage of
                                                Shares of       Common Stock       Common        Outstanding
                                               Common Stock      Underlying    Stock Offered        Common
Name of Selling Security Holders                  Owned           Warrants         Hereby          Stock(1)
--------------------------------------------   -------------   -------------  ---------------   -------------
Brown Simpson Strategic Growth Fund, L.P.        595,000         1,224,300      1,819,300(2)         6.3%
152 West 57th Street, 40th Floor
New York, NY 10019

Brown Simpson Strategic Growth Fund, Ltd.       1,105,000        2,273,700      3,378,700(3)        11.8%
152 West 57th Street, 40th Floor
New York, NY 10019

H.C. Wainwright & Co., Inc.                                       245,600        245,600(4)          (*)
245 Park Avenue, 44th Floor
New York, NY 10167

Eric Singer                                                        10,000        10,000(5)           (*)
c/o H.C. Wainwright & Co., Inc.
245 Park Avenue, 44th Floor
New York, NY 10167

Jason Adelman                                                      20,000        20,000(6)           (*)
c/o H.C. Wainwright & Co., Inc.
245 Park Avenue, 44th Floor
New York, NY 10167

Scott Weisman                                                      74,400        74,400(7)           (*)
c/o H.C. Wainwright & Co., Inc.
245 Park Avenue, 44th Floor
New York, NY 10167

Matthew Balk                                                      150,000        150,000(8)          (*)
c/o H.C. Wainwright & Co., Inc.
245 Park Avenue, 44th Floor
New York, NY 10167

(*)   Less than one percent.

(1)  Based on 28,742,320 shares outstanding as of March 31, 2000.

(2) On March 3, 2000, we issued and sold to Brown Simpson Strategic Growth Fund, L.P. 595,000 shares of common stock. On that date, we also granted Brown Simpson Strategic Growth Fund, L.P. warrants to acquire an aggregate of 1,224,300 shares of common stock. Of the warrants, 408,100 are currently exercisable, an additional 408,100 become exercisable if the closing bid price per share of our common stock equals or exceeds $8.00 for 20 consecutive trading days and the remaining 408,100 become exercisable if the closing bid price of our common stock equals or exceeds $10.00 for 20 consecutive trading days.

(3) On March 3, 2000, we issued and sold to Brown Simpson Strategic Growth Fund, Ltd. 1,105,000 shares of common stock. On that date, we also granted Brown Simpson Strategic Growth Fund, Ltd. warrants to acquire an aggregate of 2,273,700 shares of common stock. Of the warrants, 757,900 are currently exercisable, an additional 757,900 become exercisable if the closing bid price per share of our common stock equals or exceeds $8.00 for 20


                                    Page 16


     consecutive trading days and the remaining 757,900 become exercisable if the closing bid price per share of our common stock equals or exceeds $10.00 for 20 consecutive trading days.

(4) On March 3, 2000, we agreed to grant H.C. Wainwright & Co., Inc. warrants to purchase up to 245,600 shares of our common stock at an exercise price of $4.50 per share as a placement fee.

(5) On March 3, 2000, we agreed to grant Eric Singer warrants to purchase up to 10,000 shares of our common stock at an exercise price of $4.50 per share as a placement fee.

(6) On March 3, 2000, we agreed to grant Jason Adelman warrants to purchase up to 20,000 shares of our common stock at an exercise price of $4.50 per share as a placement fee.

(7) On March 3, 2000, we agreed to grant Scott Weisman warrants to purchase up to 74,400 shares of our common stock at an exercise price of $4.50 per share as a placement fee.

(8) On March 3, 2000, we agreed to grant Matthew Balk warrants to purchase up to 150,000 shares of our common stock at an exercise price of $4.50 per share as a placement fee.


     The shares of common stock acquired by Brown Simpson Strategic Growth Fund, L.P. and Brown Simpson Strategic Growth Fund, Ltd. were purchased pursuant a Securities Purchase Agreement, dated March 3, 2000, which they entered into with us. Pursuant to the securities purchase agreement, Brown Simpson Strategic Growth Fund, L.P. purchased 595,00 shares of common stock at price of $5.00 per share, and Brown Simpson Strategic Growth Fund, Ltd. purchased 1,105,000 shares of common stock at a price of $5.00 per share. By the terms of the securities purchase agreement, we also granted warrants to purchase an aggregate of 3,498,000 shares of our common stock, as more fully described below.

     We granted "Series A" stock purchase warrants to Brown Simpson Strategic Growth Fund, L.P. for the purchase of up to 408,100 shares of common stock, and to Brown Simpson Strategic Growth Fund, Ltd. for the purchase of up to 757,900 shares of common stock. These warrants are currently exercisable for $6.00 per share, and provide for mandatory exercise if the closing bid price per share of our common stock equals or exceeds $8.00 for 20 consecutive trading days after this registration statement has been declared effective.

     We granted "Series B" stock purchase warrants to Brown Simpson Strategic Growth Fund, L.P. for the purchase of up to 408,100 shares of common stock, and to Brown Simpson Strategic Growth Fund, Ltd. for the purchase of up to 757,900 shares of common stock. These warrants become exercisable for $7.00 per share if the closing bid price per share of our common stock equals or exceeds $8.00 for 20 consecutive trading days after this registration statement is declared effective, and provide for mandatory exercise if the closing bid price per share of our common stock equals or exceeds $10.00 for 20 consecutive trading days after this registration statement has been declared effective.

     We granted "Series C" stock purchase warrants to Brown Simpson Strategic Growth Fund, L.P. for the purchase of up to 408,100 shares of common stock, and to Brown Simpson Strategic Growth Fund, Ltd. for the purchase of up to 757,900 shares of common stock. These warrants become exercisable for $9.00 per share if the closing bid price per share of our common stock equals or exceeds $10.00 for 20 consecutive trading days after this registration statement is declared effective, and provide for mandatory exercise if the closing bid price per share of our common stock equals or exceeds $14.00 for 20 consecutive trading days after this registration statement has been declared effective.

     On March 3, 2000, we granted common stock purchase warrants to purchase an aggregate of 500,000 shares of our common stock as a placement fee in connection with the offer and sale of common stock and common stock purchase warrants to Brown Simpson Strategic Growth Fund, Ltd. and Brown Simpson Strategic Growth Fund, L.P. We granted warrants to purchase 245,600 shares of common stock to H.C. Wainwright & Co., Inc., warrants to purchase 10,000 shares of common stock to Eric Singer, warrants to purchase 20,000 shares of common stock to Jason Adelman, warrants to purchase 74,400 shares of common stock to Scott Weisman and warrants to purchase 150,000 shares of common stock to Matthew Balk. These warrants are exercisable at a price of $4.50 per share.

     The Selling Security Holders may offer all or some portion of the common stock that they have the right to acquire upon exercise of the warrants. Accordingly, no estimate can be given as to the amount of the common stock that will be held by the Selling Security Holders upon termination of any such sales. See "Plan of Distribution."

     The term Selling Security Holders includes the holders listed in any supplement to this prospectus and any beneficial owners of the common stock and their transferees, pledgees, donees or other successors. Any supplement will contain certain information about the Selling Security Holders and the number of shares of common stock beneficially owned by the Selling Security Holders that may be offered pursuant to this prospectus. Such information will be obtained from the Selling Security Holders.

     Under the Securities Exchange Act of 1934, as amended and its rules and regulations, any person distributing the common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to beginning the distribution. In addition, the Selling Security Holders will need to comply with applicable provisions of the Exchange Act and its rules and regulations including, without limitation, Regulation M, which may limit the timing of purchases and sales of shares of common stock by the Selling Security Holders. Regulation M contains certain limitations and prohibitions intended to prevent issuers, selling security holders and other participants in a distribution of securities from conditioning the market through manipulative or deceptive devices to facilitate the distribution.

     We will bear all costs, expenses and fees in connection with the registration of the Selling Security Holders' shares. All brokerage commissions, if any, attributable to the sale of the Selling Security Holders' shares will be borne by them.


                              PLAN OF DISTRIBUTION

     We are registering the shares of common stock on behalf of the Selling Security Holders. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by us, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares which will be borne by the Selling Security Holders. Sales of shares may be effected by Selling Security Holders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq Stock Market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Security Holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of shares by the Selling Security Holders.

     The Selling Security Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with Selling Security Holders. The Selling Security Holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

     The Selling Security Holders may make these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from Selling Security Holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The Selling Security Holders and any broker-dealers that act in connection with the sale of shares are "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers or any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Security Holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Because Selling Security Holders are "underwriters" within the meaning of
Section 2(11) of the Securities Act, the Selling Security Holders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the Selling Security Holders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     Selling Security Holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

     Upon notification to us by a Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

          o the name of each such Selling Security Holder and of the participating broker-dealer(s);

          o    the number of shares involved;

          o    the initial price at which such shares were sold;

          o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

          o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

          o    other facts material to the transactions.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Our Bylaws provide that we will indemnify our directors and executive officers and any of our other officers, employees and agents to the fullest extent permitted by Delaware law. Our Bylaws also empower us to enter into indemnification agreements with any such persons and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

     Our Certificate of Incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the director's fiduciary duty of care to us and to our stockholders. Such provision does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. Each director continues to be subject to liability for breach of the director's duty of loyalty, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or federal environmental laws.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for us by Troop Steuber Pasich Reddick & Tobey, LLP.


                                     EXPERTS


     The financial statements included in our Transition Report on Form 10-KSB for our six-months ended December 31, 1999 and incorporated by reference in this Prospectus and the Registration Statement of which this prospectus is a part have been audited by Singer Lewak Greenbaum & Goldstein, LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing and giving said reports.

YOU MAY RELY ONLY ON THE INFORMATION
CONTAINED IN THIS PROSPECTUS. WE HAVE
NOT AUTHORIZED ANYONE TO PROVIDE                        5,698,000 SHARES
INFORMATION DIFFERENT FROM THAT CONTAINED
IN THIS PROSPECTUS. NEITHER THE DELIVERY
OF THIS PROSPECTUS NOR SALE OF COMMON STOCK             NETCURRENTS, INC.
MEANS THAT INFORMATION CONTAINED IN THIS
PROSPECTUS IS CORRECT AFTER THE DATE OF                    COMMON STOCK
THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN
OFFER TO SELL OR SOLICITATION OF AN OFFER
TO BUY THESE SHARES OF COMMON STOCK IN ANY
CIRCUMSTANCES UNDER WHICH THE OFFER OR
SOLICITATION IS UNLAWFUL.


                         TABLE OF CONTENTS

                                            Page

WHERE YOU CAN FIND MORE INFORMATION..........3
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE..................................3
CAUTIONARY NOTICE REGARDING FORWARD-
  LOOKING STATEMENTS.........................4            PROSPECTUS
PROSPECTUS SUMMARY...........................5
RISK FACTORS.................................8         ________ ___, 2000
USE OF PROCEEDS.............................15
SELLING SECURITY HOLDERS....................16
PLAN OF DISTRIBUTION........................18
DISCLOSURE OF COMMISSION POSITION ON
  INDEMNIFICATION FOR SECURITIES
  ACT LIABILITIES...........................20
LEGAL MATTERS...............................20
EXPERTS.....................................20

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee..............................    $    14,196.57
Nasdaq filing fee.................................         17,500.00  *
Legal fees and expenses...........................         15,000.00
Accounting fees and expenses......................          5,000.00
Miscellaneous expenses............................          5,000.00
                                                       --------------
                           Total..................    $    56,696.57
                                                       ==============

     * An application for listing of the shares of common stock being registered was sent to Nasdaq on March 2, 2000; we will be billed quarterly by Nasdaq for any additional listing fees.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article VI of our Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     Article VII of our Bylaws provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interests, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Bylaws, and we intend to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 16.  EXHIBITS

     2.1 Agreement and Plan of Merger, dated September 15, 1997, by and among The Producers Entertainment Group Ltd., TPEG Acquisition I Corp., The Grosso-Jacobson Entertainment Corporation, Salvatore Grosso and Lawrence S. Jacobson. (2)

     2.2 Agreement and Plan of Merger, dated September 15, 1997, by and among The Producers Entertainment Group Ltd., TPEG Acquisition II Corp., The Grosso-Jacobson Productions, Inc., Salvatore Grosso and Lawrence S. Jacobson. (2)

     2.3 Agreement and Plan of Merger, dated September 15, 1997, by and among The Producers Entertainment Group Ltd., TPEG Acquisition III Corp., Grosso-Jacobson Music Company, Inc., Salvatore Grosso and Lawrence S. Jacobson. (2)

     2.4 Agreement of Merger, dated as of July 15, 1998, by and among The Producers Entertainment Group Ltd., TPEG Merger Company, MWI Distribution, Inc. and Tom Daniels and Craig Sussman. (3)

     2.5 Amended and Restated Agreement and Plan of Merger, dated November 1, 1999, by and among IAT Resources Corporation, Infolocity, Inc., Infolocity Merger Sub, Inc., Victor A. Holtorf and James J. Cerna, Jr.
          (7)

     4.1 Securities Purchase Agreement, dated July 31, 1998, between the Company and the Augustine Fund, L.P. (1)

     4.2 Registration Rights Agreement, dated July 31, 1998, between the Company and the Augustine Fund, L.P.(1)

     4.3 Escrow Agreement, dated as of July 31, 1998, among the Augustine Fund, L.P., the Company and H. Glenn Bagwell, Jr., as Escrow Agent. (1)

     4.4 Securities Purchase Agreement, dated January 14, 1999, between the Company and Strategic Capital Consultants. (4)

     4.5 Securities Purchase Agreement, dated January 14, 1999, between the Company and Mountaingate Productions, LLC. (4)

     4.6 Securities Purchase Agreement, dated as of March 3, 2000, between the Company, Brown Simpson Strategic Growth Fund, Ltd. and Brown Simpson Strategic Growth Fund, L.P. (8)

     4.7 Registration Rights Agreement, dated as of March 3, 2000, between the Company, Brown Simpson Strategic Growth Fund, Ltd. and Brown Simpson Strategic Growth Fund, L.P. (8)

     4.8 Form of Warrant to Purchase Common Stock (Series A), dated March 3, 2000. (8)

     4.9 Form of Warrant to Purchase Common Stock (Series B), dated March 3, 2000. (8)

     4.10 Form of Warrant to Purchase Common Stock (Series C), dated March 3, 2000. (8)

     4.11 Certificate of Designations for Series A Preferred Stock, dated December 13, 1994. (9)

     4.12 Certificate of Designations for Series B Preferred Stock, dated July 15, 1998. (5)

     4.13 Certificate of Designations for Series C Preferred Stock, dated March 26, 1999. (5)

     4.14 Certificate of Designations for Series D Preferred Stock, dated July 31, 1998. (1)

     4.15 Certificate of Designations for Series E Preferred Stock, dated July 31, 1998. (1)

     4.16 Certificate of Designations for Series F Preferred Stock, dated July 31, 1998. (1)

     4.17 Certificate of Designations for Series G Convertible Preferred Stock, dated November 15, 1999. (6)

     5.1  Opinion of Troop Steuber Pasich Reddick & Tobey LLP. (10)

     23.1 Consent of Singer Lewak Greenbaum & Goldstein, LLP, Independent Accountants.

     23.2 Consent of Counsel (included in Exhibit 5.1).

     24.1 Power of Attorney (included on signature page). (10)

-----------------------------------


(1) Incorporated by reference to our Registration Statement on Form S-3 filed September 1, 1998
(2) Incorporated by reference to our Report on Form 8-K filed November 4, 1997 (as amended on December 29, 1997).
(3)  Incorporated by reference to our Report on Form 8-K filed July 31, 1998.
(4) Incorporated by reference to our Report on Form 10-QSB, as filed on May 24, 1999 (as amended on June 10, 1999).
(5) Incorporated by reference to our Report on Form 10-KSB, as filed on October 13, 1999.
(6) Incorporated by reference to our Registration Statement on Form S-3 filed November 17, 1999.
(7) Incorporated by reference to our Definitive Proxy Statement filed on November 17, 1999.
(8)  Incorporated by reference to our Report on Form 8-K filed March 9, 2000.
(9)  Incorporated by reference to our Report on Form 8-K filed June 19, 1996.
(10) Incorporated by reference to our Registration Statement on Form S-3 filed April 4, 2000.



ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of the appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (4) That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 30th day of August, 2000.


                                       NETCURRENTS, INC.

                                       By /S/ IRWIN MEYER
                                          ---------------------------
                                              Irwin Meyer
                                              Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Irwin Meyer and Arthur Bernstein and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



         SIGNATURE                               TITLE                            DATE
------------------------------   ---------------------------------------    ----------------
      /S/ IRWIN MEYER            Chief Executive Officer and Chairman       August 30, 2000
------------------------------   of the Board of Directors
        Irwin Meyer

             *                   Director                                   August 30, 2000
------------------------------
      Michael Iscove

             *                   Executive Vice President, Secretary
------------------------------   and Director                               August 30, 2000
     Arthur Bernstein

             *                   Director                                   August 30, 2000
------------------------------
      Ivan Berkowitz

             *                   Director and Chief Executive Officer
------------------------------   of MediaWorks                              August 30, 2000
     Thomas A. Daniels

                                 Director
------------------------------
     Victor A. Holtorf

                                 Director
------------------------------
      Stanley Graham


*By: /S/ IRWIN MEYER
     -----------------------
         Irwin Meyer
      HIS ATTORNEY-IN-FACT



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